Exhibit 1


                                   LABTEC INC.
                            1499 SE Tech Center Drive
                           Vancouver, Washington 98683


                                                              December 1, 1999

Sun Multimedia Partners, L.P.
5355 Town Center Road
Suite 802
Boca Raton, FL 33486
Attn:  Marc J. Leder

Gentlemen:

                  This confirms our agreement that you will convert $824,062, which represents your 77.37675% interest in the principal amount of the Unsecured Subordinated Promissory Note due February 17, 2005, dated as of February 17, 1999 in the aggregate principal amount of $1,065,000, plus $27,926, which represents your share in the accrued and unpaid interest on the principal balance thereof for the period from September 1, 1999 through December 31, 1999, into shares of common stock of Labtec Inc. Such conversion shall be deemed effective as of January 1, 2000. We each hereby agree that the aforementioned conversion will be effected at a conversion price of $5.72 per share, resulting in the issuance of an aggregate of 148,949 shares on January 1, 2000.

                  In addition, we will endeavor to propose to the Board of Directors that, upon your written request at any time from the date hereof, we will file within 15 days of such request a registration statement on Form S-3 under the Securities Act of 1933, as amended, if such form is available for use, covering the resale of all of the shares of Labtec Inc. common stock received by you pursuant to this conversion and that we shall use our best efforts to have such registration statement declared effective as soon as possible after the filing thereof.

                  Kindly acknowledge your agreement to the foregoing by signing a copy of this agreement in the space provided below and returning it to the undersigned.



                                  Sincerely,


                                  LABTEC INC.

                                  By:      /s/ Robert G. Wick
                                           -------------------------------------
                                           Robert G. Wick
                                           President and Chief Executive Officer
AGREED TO:

SUN MULTIMEDIA PARTNERS, L.P.

By:      /s/ Marc J. Leder
         --------------------------
         Marc J. Leder
         Sun Multimedia Partners, L.P.